                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                       TEVA PHARMACEUTICALS USA, INC.,

                          CARIBOU MERGER CORPORATION

                                     AND

                         COPLEY PHARMACEUTICAL, INC.




                          DATED AS OF AUGUST 9, 1999

                         AGREEMENT AND PLAN OF MERGER

                              TABLE OF CONTENTS

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ARTICLE I  THE OFFER........................................................   1

  SECTION 1.01.  The Offer..................................................   1
  SECTION 1.02.  Offer Documents............................................   3
  SECTION 1.03.  Company Actions............................................   3

ARTICLE II  THE MERGER......................................................   4

  SECTION 2.01.  The Merger.................................................   4
  SECTION 2.02.  Closing....................................................   5
  SECTION 2.03.  Effective Time.............................................   5
  SECTION 2.04.  Effect of the Merger.......................................   5
  SECTION 2.05.  Certificate of Incorporation; By-Laws......................   5
  SECTION 2.06.  Directors and Officers.....................................   5

ARTICLE III  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.............   6

  SECTION 3.01.  Effect on Capital Stock....................................   6
  SECTION 3.02.  Conversion of Securities...................................   6
  SECTION 3.03.  Payment for Shares.........................................   7
  SECTION 3.04.  Treatment of Options.......................................   9
  SECTION 3.05.  Company Employee Stock Purchase Plan.......................   9
  SECTION 3.06.  Dissenting Shares..........................................  10
  SECTION 3.07.  Lost, Stolen or Destroyed Certificates.....................  10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  11

  SECTION 4.01.  Organization and Qualification; Subsidiaries...............  11
  SECTION 4.02.  Certificate of Incorporation and By-Laws...................  12
  SECTION 4.03.  Capitalization.............................................  12
  SECTION 4.04.  Authority Relative to This Agreement.......................  12
  SECTION 4.05.  No Conflict; Required Filings and Consents.................  13
  SECTION 4.06.  Material Contracts; Permits................................  14
  SECTION 4.07.  SEC Filings; Financial Statements..........................  15
  SECTION 4.08.  Absence of Certain Changes or Events.......................  16
  SECTION 4.09.  No Undisclosed Material Liabilities........................  17
  SECTION 4.10.  Absence of Litigation......................................  17
  SECTION 4.11.  Employee Benefit Plans; Employment Agreements..............  17
  SECTION 4.12.  Labor Matters..............................................  19
  SECTION 4.13.  Intellectual Property......................................  19
  SECTION 4.14.  Taxes......................................................  21
  SECTION 4.15.  Compliance with Laws.......................................  22

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                                      -ii-


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  SECTION 4.16.  Brokers....................................................  23
  SECTION 4.17.  Vote Required..............................................  23
  SECTION 4.18.  Interested Party Transactions..............................  23
  SECTION 4.19.  Insurance..................................................  23
  SECTION 4.20.  Real Estate................................................  24
  SECTION 4.21.  Personal Property..........................................  24
  SECTION 4.22.  Liens and Encumbrances.....................................  25
  SECTION 4.23.  Environmental Matters......................................  25
  SECTION 4.24.  Regulatory Compliance......................................  26
  SECTION 4.25.  Suppliers and Customers....................................  29
  SECTION 4.26.  Information Supplied.......................................  29

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND
            MERGER SUB......................................................  30

  SECTION 5.01.  Organization and Qualification.............................  30
  SECTION 5.02.  Authority Relative to this Agreement.......................  30
  SECTION 5.03.  No Conflict; Required Filings and Consents.................  30
  SECTION 5.04.  Information Supplied.......................................  31
  SECTION 5.05.  Absence of Litigation......................................  32
  SECTION 5.06.  Financing..................................................  32
  SECTION 5.07.  Ownership of Company Common Stock..........................  32

ARTICLE VI  CONDUCT OF BUSINESS OF THE COMPANY..............................  32

  SECTION 6.01.  Conduct of Business of the Company.........................  32

ARTICLE VII  ADDITIONAL AGREEMENTS..........................................  35

  SECTION 7.01.  Stockholder Approval.......................................  35
  SECTION 7.02.  Access to Information; Confidentiality.....................  36
  SECTION 7.03.  Consents; Approvals........................................  37
  SECTION 7.04.  Indemnification and Insurance..............................  38
  SECTION 7.05.  Employee Benefit Plans.....................................  39
  SECTION 7.06.  Notification of Certain Matters............................  40
  SECTION 7.07.  Further Action.............................................  40
  SECTION 7.08.  Public Announcements.......................................  40
  SECTION 7.09.  Conveyance Taxes...........................................  41
  SECTION 7.10.  Conduct of Business of Merger Sub..........................  41
  SECTION 7.11.  No Solicitation............................................  41
  SECTION 7.12.  Directors..................................................  43

ARTICLE VIII  CONDITIONS TO THE MERGER......................................  44

  SECTION 8.01.  Conditions of all Parties to the Merger....................  44

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                                     -iii-


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ARTICLE IX  TERMINATION.....................................................  45

  SECTION 9.01.   Termination...............................................  45
  SECTION 9.02.   Effect of Termination.....................................  47
  SECTION 9.03.   Fees and Expenses Payable by the Company..................  47
  SECTION 9.04.   Fees and Expenses Payable by Parent.......................  47
  SECTION 9.05    Termination Fee...........................................  48

ARTICLE X  GENERAL PROVISIONS...............................................  48

  SECTION 10.01.  Effectiveness of Representations, Warranties and Agreements 48
  SECTION 10.02.  Notices...................................................  48
  SECTION 10.03.  Certain Definitions.......................................  49
  SECTION 10.04.  Amendment.................................................  50
  SECTION 10.05.  Waiver....................................................  50
  SECTION 10.06.  Headings..................................................  50
  SECTION 10.07.  Severability..............................................  50
  SECTION 10.08.  Entire Agreement..........................................  51
  SECTION 10.09.  Assignment................................................  51
  SECTION 10.10.  Parties in Interest.......................................  51
  SECTION 10.11.  Failure or Indulgence Not Waiver; Remedies Cumulative.....  51
  SECTION 10.12.  Governing Law.............................................  51
  SECTION 10.13.  Counterparts..............................................  51

SIGNATURES

ANNEX A           Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of August 9, 1999 (this "Agreement"), among Teva Pharmaceuticals USA, Inc., a Delaware corporation ("Parent"), Caribou Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Copley Pharmaceutical, Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H :

      WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent and Merger Sub to enter into a business combination with the Company, by means of the merger (the "Merger") of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein;

      WHEREAS, Hoechst Corporation, a Delaware corporation ("HC"), is the beneficial owner of a majority of the issued and outstanding shares of Company Common Stock and simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, has entered into a Stockholder Agreement (the "Stockholder Agreement") providing for certain matters with respect to its shares of Company Common Stock (as hereinafter defined), the tender of such shares and certain other actions relating to the Offer (as hereinafter defined) and the other transactions contemplated by this Agreement;

      WHEREAS, to effectuate the Merger, Parent and the Company each desire that Parent cause Merger Sub to commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.02), and the Board of Directors of the Company has approved the Offer (as defined in Section 1.01) and is recommending to its stockholders that they accept the Offer and tender their shares of Company Common Stock pursuant thereto;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

      SECTION 1.01. THE OFFER. (a) Provided that none of the events set forth in clause (iii) of Annex A hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), a tender offer to purchase (the "Offer") all the outstanding shares of Company Common Stock at a price of $11.00 per share, net to the seller in cash (the "Offer Consideration"). The obligation of Parent and Merger Sub to accept for payment and to pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Annex A hereto.

      (b) Merger Sub reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (and Parent shall cause Merger Sub not to) (i) decrease the Offer Consideration or change the form of consideration therefor or decrease the number of shares of Company Common Stock sought pursuant to the Offer, (ii) change the conditions to the Offer (other than to increase the Offer Consideration), (iii) impose additional conditions to the Offer, (iv) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of shares of Company Common Stock which, together with any shares of Company Common Stock beneficially owned by Parent and its affiliates, constitutes at least a majority of the shares of Company Common Stock outstanding on a fully-diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Consideration) as of the date of purchase, (v) terminate or withdraw the Offer or extend the expiration date of the Offer (except as required by law), or (vi) amend any term of the Offer in any manner adverse to holders of shares of Company Common Stock; provided, however, that:
(A) except as set forth above, Merger Sub may waive any other condition to the Offer, in whole or in part, in its sole discretion; (B) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"); (C) if all of the conditions to the Offer set forth on Annex A are not satisfied on any scheduled expiration date, and if all of such conditions are then still reasonably capable of being satisfied prior to the Termination Date, Merger Sub shall extend the Offer from time to time (each such individual extension not to exceed ten (10) business days after the previously scheduled expiration date) until such conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer beyond the Termination Date; and (D) the Offer may be extended for one additional period of up to ten (10) business days, if on such expiration date the conditions of the Offer described on Annex A hereto shall have been satisfied or earlier waived, but the number of shares of Company Common Stock that have been validly tendered and not withdrawn represents less than ninety (90) percent of the then issued and outstanding shares of Company Common Stock on a fully diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Consideration); provided, however, that as to such final extension any condition satisfied or waived at the commencement of such extension (other than a requirement of law) shall deemed satisfied at the end of such extension. Assuming the prior satisfaction or waiver of the conditions to the Offer, Merger Sub shall accept for payment, and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law.

      SECTION 1.02. OFFER DOCUMENTS. As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (x) file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and shall comply in all material respects with the requirements of the Exchange Act and any other applicable law and (y) mail or cause to be mailed the Offer Documents to the record holders of the Company Common Stock. Parent, Merger Sub and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

      SECTION 1.03. COMPANY ACTIONS. The Company hereby consents to the Offer and represents that (a) its Board of Directors (at a meeting duly called and held) has (i) determined that each of the Offer and the Merger is fair to and in the best interests of the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, this Agreement and the transactions contemplated hereby, including the Merger, for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the holders of Company Common Stock (subject to the fiduciary duties of the Board of Directors under Delaware Law), and (b) CIBC World Markets Corp. has delivered to the Board of Directors of the Company its written opinion that the consideration to be received by the holders of Company Common Stock (other than HC and its affiliates) in the Offer and the Merger is fair, from a financial point of view, to such holders, subject to the assumptions and qualifications set forth in such opinion (a photocopy of which has been delivered to Parent). The Company hereby agrees to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company referred to in clause (a) (iii) of the preceding sentence (subject to the fiduciary duties of the Board of Directors under Delaware Law) and shall mail or cause to be mailed the Schedule 14D-9 to the holders of the Company Common Stock. The Company will use its reasonable efforts to cause the Schedule 14D-9 to be filed with the SEC on the same date as Parent's and Merger Sub's Schedule 14D-1 is filed with the SEC and mailed together with the Offer Documents; provided that in any event the Schedule 14D-9 shall be filed with the SEC and mailed to the holders of Company Common Stock no later than 10 business days following the commencement of the Offer. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. The information contained in the Schedule 14D-9 (other than information furnished in writing by Parent or Merger Sub expressly for inclusion in the Schedule 14D-9, as to which the Company makes no representations or warranties) will not, at the respective times the Schedule 14D-9 is filed with the SEC (or such filings are amended or supplemented) and first published, sent or given to holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company, Parent and Merger Sub each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the
Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Merger Sub and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company shall promptly furnish Merger Sub with security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish Parent and Merger Sub with such information and assistance (including updated lists of stockholders and lists of security positions) as Parent and Merger Sub or any of their agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall deliver promptly to the Company all copies of such information then in their possession.


                                   ARTICLE II

                                   THE MERGER

      SECTION 2.01. THE MERGER. At the Effective Time (as defined in Section 2.03), and subject to and upon the terms and conditions of this Agreement and the laws of the State of Delaware ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

      SECTION 2.02. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.01, the consummation of the Merger (the "Closing") will take place at 10:00 a.m., New York time, as soon as practicable (but in no event later than the second business day) after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

      SECTION 2.03. EFFECTIVE TIME. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") as contemplated by Section 251 of the DGCL, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

      SECTION 2.04. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.05.  CERTIFICATE OF INCORPORATION; BY-LAWS .

            (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "FIRST: The name of the corporation is Copley Pharmaceutical, Inc."; and provided further, however, that the Certificate of Incorporation of the Surviving Corporation shall include the provisions contemplated by Section 7.04(a).

            (b) By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

      SECTION 2.06. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 3.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of Company Common Stock or the holders of any capital stock of Merger Sub:

            (a) Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent or the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "subsidiary," with respect to any party, means any corporation, partnership, joint venture, limited liability company or partnership, or other organization, whether incorporated or unincorporated, of which: (i) such party or any other subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture, limited liability company or partnership, or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (iii) at least 51% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; provided, however, that the term "subsidiary" with respect to the Company shall not include MIR Partnership or Chia Tai-Copley Pharmaceutical Limited.

      SECTION 3.02. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of Company Common Stock or the holders of any capital stock of Merger Sub:

            (a) Subject to Section 3.01(b) and to the other provisions of this
Section 3.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares (as defined in Section 3.06)) shall be converted into the right to receive the Offer Consideration (or the highest price paid for each share of Company Common Stock pursuant to the Offer, if greater than the Offer Consideration), without any interest thereon (the "Merger Consideration").

            (b) All such shares of Company Common Stock, when converted as provided herein, no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate (as defined in Section 3.03) previously evidencing shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.03, shall only represent the right to receive for their shares of Company Common Stock, the Merger Consideration, without any interest thereon. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company or the Surviving Corporation.

      SECTION 3.03.  PAYMENT FOR SHARES.

            (a) Paying Agent. Within five (5) business days of the date of this Agreement Parent shall select, and then Parent shall promptly appoint, a United States bank or trust company which is acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and prior to the Effective Time Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this
Article III, through the Paying Agent (the "Payment Fund"), cash in United States dollars in immediately available funds in amounts necessary to make the payments pursuant to Section 3.02(a) and Section 3.03(b). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund as provided in Section 3.03(b).

            The Paying Agent shall invest the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Company Common Stock entitled thereto as contemplated by this Section
3.03. All earnings on Permitted Investments shall be paid to Parent at such times and in such amounts as Parent directs the Paying Agent. If for any reasons (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 3.03, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

            (b) Payment Procedures. As soon as practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any subsidiary of the Company or Parent, Merger Sub or any other subsidiary of Parent, or holders of Dissenting Shares) of a Certificate or Certificates which, immediately prior to the

Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, and the Paying Agent shall promptly pay, in respect thereof cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.03(b), each Certificate (other than Certificates representing shares of Company Common Stock owned by Parent or any subsidiary of Parent or held in the treasury of the Company) shall represent for all purposes only the right to receive the Merger Consideration.

            (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.

            (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash or interest thereon from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) Withholding Rights. Parent and Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as is required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent or Paying Agent (on behalf of Parent), such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or Paying Agent.

      SECTION 3.04. TREATMENT OF OPTIONS. At the Effective Time, each then outstanding option to purchase shares of Company Common Stock under the Company's 1986 Incentive Stock Option Plan, 1990 Stock Option Plan, Amended and Restated 1992 Stock Plan, 1992 Non-Employee Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (collectively, the "Company Stock Option Plans," which term expressly does not include the Company's 1992 Employee Stock Purchase Plan (the "Common Stock Purchase Plan")), whether or not then exercisable or vested (individually, an "Option" and collectively, the "Options"), shall be cancelled, and in consideration for such cancellation each holder thereof shall receive at the Effective Time from the Surviving Corporation for each share of Company Common Stock subject to such Option (whether or not such Option is then vested or exercisable for each such share of Company Common Stock) an amount (subject to any applicable withholding Tax) in cash equal to the difference, if any, between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"). Upon receipt of the Option Consideration, the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. The Company has obtained all consents or releases from holders of Options under the Company Stock Option Plans (including any consents or releases in connection with the cancellation of the Options where the difference between the Merger Consideration and the per share exercise price of any such Option is a negative number) as are necessary to give effect to the transactions contemplated by this Section 3.04. Except as otherwise agreed to by the Company and Parent, the Company shall use its reasonable best efforts to ensure that (i) all Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Time, and (ii) following the Effective Time no participant in any Company Stock Option Plan or any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary or affiliate thereof and to terminate all such plans.

      SECTION 3.05. COMPANY EMPLOYEE STOCK PURCHASE PLAN. Effective immediately prior to the Effective Time, the Board of Directors of the Company shall terminate the Common Stock Purchase Plan and no other further issuances of Company Common Stock under the Common Stock Purchase Plan shall be permitted. Each participant in the Common Stock Purchase Plan shall, in consideration for the termination of the right to purchase shares of Company Common Stock thereunder, receive at the Effective Time from the Surviving Corporation in lieu of each share of Company Common Stock that could have been purchased under the Common Stock Purchase Plan had the then applicable Payment Period (as defined in the Common Stock Purchase Plan) ended on such termination date, an amount (subject to any applicable withholding Tax) in cash equal to the difference between the Merger Consideration and the Option Price (as defined in the Common Stock Purchase Plan) determined with reference only to the first business day of the applicable Payment Period (as defined in the Common Stock Purchase Plan) to the extent such difference is a positive number. All funds contributed to the

Common Stock Purchase Plan which have not been used to purchase Company Common Stock as of the termination date shall be returned, in cash, without interest, to participants of the Common Stock Purchase Plan as soon as administratively feasible after such termination date.

      SECTION 3.06. DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment in cash of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 3.03, of their Certificate or Certificates. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

      SECTION 3.07. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall make payment of the Merger Consideration in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of any such lost, stolen or destroyed Certificate or Certificates to either (i) deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed or (ii) agree in writing in customary form to fully indemnify the Surviving Corporation, Parent and the Paying Agent against any claim that may be made against them with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to each of Parent and Merger Sub as follows:

      SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has the power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on the Company. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or interest owned by the Company or another subsidiary, is set forth in Section
4.01 of the written disclosure schedule delivered by the Company to Parent ("Company Disclosure Schedule"). All of such capital stock or other interest has been duly authorized by the subsidiary that is the issuer thereof, is validly issued and is fully paid and nonassessable, is not subject to, nor was it issued in violation of, any preemptive rights, and is owned, of record and beneficially, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens). No shares of capital stock of any of the Company's subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the issued or unissued capital stock or other securities of any subsidiary of the Company, pursuant to which such subsidiary is or may become obligated to issue or purchase or otherwise acquire, deliver or sell any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of such subsidiary. Except as set forth in Section 4.01 of the Company Disclosure Schedule and except for restrictions imposed by applicable law, there are no restrictions of any kind which prevent the payment of dividends by any of the Company's subsidiaries. Except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company does not have any subsidiaries that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC. For purposes of this Agreement, a "Material Adverse Change" or a "Material Adverse Effect" shall mean, with respect to Parent on the one hand and the Company on the other hand, the result of one or more events, changes or effects which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect or impact on the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, or on such party's ability to consummate the transactions contemplated hereby.

      SECTION 4.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws. The Company has heretofore furnished to Parent complete and correct copies of the Certificate of Incorporation and By-laws or other governing document of each of its subsidiaries, as amended to, and in effect on, the date hereof. No corporate action is required by or on behalf of any of the Company's subsidiaries to authorize this Agreement or the transactions contemplated hereby.

      SECTION 4.03. CAPITALIZATION. The authorized capital stock of the Company consists of (i) 3,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding, and (ii) 60,000,000 shares of Common Stock, par value $.01 per share, of which 19,343,766 shares were issued and outstanding as of July 30, 1999 (excluding 6,026,979 shares of Company Common Stock held by the Company in its treasury). All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to preemptive or other similar rights. Except as set forth in the first sentence of this Section 4.03 or in Section
4.03 of the Company Disclosure Schedule, as of July 30, 1999 there were no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from the Company, or agreements, commitments or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, in each case to which the Company is a party or by which the Company is bound (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Section 4.03 of the Company Disclosure Schedule sets forth a complete and correct list (including number of shares, exercise price and the plans under which such options were granted) of all Company Securities described in clause (iii) of the definition of Company Securities. Except for the issuance of shares of Common Stock upon the exercise of Options identified in Section 4.03 of the Company Disclosure Schedule, since July 30, 1999, the Company has not issued or reserved for issuance any Company Securities.

      SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject, if required with respect to the consummation of the Merger, to the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock at any meeting of such stockholders called for such purpose (the "Company Stockholders Meeting"), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, if required). This Agreement has been duly and validly executed and delivered by the Company and, assuming approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, if required, and the due authorization, execution and delivery hereof by Parent and Merger Sub, as applicable, constitutes the legal, valid and binding obligation of the Company, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Company has complied with, or has taken all actions necessary to render inapplicable, any state takeover statute or similar statute or regulation applicable to the Merger, this Agreement and the transactions contemplated hereby.

      SECTION 4.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

            (a) Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and the compliance with and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, any Material Contract (as hereinafter defined), (iv) give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or (v) result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries, except in the case of clauses (ii), (iii), (iv) and (v) for any such conflicts, violations, breaches, defaults or other occurrences that would not individually or in the aggregate have a Material Adverse Effect on the Company.

            (b) Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and the compliance with and the performance of its obligations under this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect on the Company.

      SECTION 4.06.  MATERIAL CONTRACTS; PERMITS.

            (a) Section 4.06(a) of the Company Disclosure Schedule sets forth a list of all of the following agreements, contracts and commitments, written or oral, to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties is bound as of the date of this
Agreement: (i) mortgages, indentures, security agreements and other material agreements and instruments relating to the borrowing of money by or extension of credit to the Company or any of its subsidiaries or the guarantee by the Company or any of its subsidiaries of the indebtedness of any person where the amount of such borrowed money, credit extension or indebtedness exceeds $50,000 individually; (ii) employment agreements; (iii) consulting agreements not cancelable by the Company or its subsidiaries on not more than 90 days notice as well as all other consulting agreements which involved payments in excess of $25,000 for the period from January 1, 1999 through and including June 30, 1999 or requiring payments in excess of $50,000 for 1999; (iv) union, guild or collective bargaining agreements; (v) agreements, orders or commitments not cancelable by the Company or its subsidiaries (without penalty) on not more than 90 days notice for the purchase by the Company or any of its subsidiaries of supplies or finished products exceeding $150,000 per year; (vi) motor vehicle, equipment and other personal property leases involving payments in excess of $25,000 per year; (vii) agreements or commitments for capital expenditures involving payments in excess of $100,000 for any single item or $250,000 in the aggregate for all items that do not involve payments in excess of $100,000 singly; (viii) brokerage or finder's agreements; (ix) agreements that restrict the Company's or any of its subsidiaries' ability to compete in any business or in any geographic region; (x) agreements, contracts and commitments other than those described in the foregoing clauses (i) through (ix) which in any case involve aggregate payments or receipts of more than $75,000 per year (excluding purchases of raw materials in amounts and at prices consistent with past practice and in the ordinary course of business) and which are not cancelable with no more than 90 days' notice without penalty; (xi) agreements pursuant to which the Company or any subsidiary of the Company manufactures products for third parties, other than products manufactured for private label; (xii) Insurance Agreements (as defined below); (xiii) indemnification agreements or subrogation agreements; (xiv) agreements for the development, manufacture, marketing, distribution, and/or purchase of raw materials used in the production of any Product (as defined below) which (A) accounted for more than $100,000 of the consolidated revenues of the Company and its subsidiaries during the fiscal year ended December 31, 1998, (B) involved the Company or any of its subsidiaries receiving or paying royalty, license or other fees in excess of $100,000 during the said fiscal year or (C) is reasonably expected to account for more than $50,000 of the consolidated revenues of the Company and its subsidiaries in the first 12 months following its launch or is reasonably expected to require the payment of royalty, license or other fees of more than $100,000 in the first 12 months following its launch; and (xv) agreements, contracts and commitments which are currently effective and which have been, or as of the date of this Agreement will be, required to be filed by the Company with the SEC pursuant to the requirements of the Exchange Act and the rules and regulations thereunder (the items in (i) through (xv) above being, collectively, the "Material Contracts"). The Company has heretofore furnished to Parent a complete and correct copy of each Material Contract (unless any such Material Contract has not been reduced to writing, in which case the Company has provided a complete and correct written description thereof). Each such Material Contract identified in Section 4.06(a) of the Company Disclosure Schedule is a valid and binding obligation of the Company or one of its subsidiaries, as the case may be, and is in full force and effect without amendment, except where not being a valid and binding obligation or in full force and effect without amendment would not have a Material Adverse Effect on the Company. Except as set forth in
Section 4.06(a) of the Company Disclosure Schedule, the Company or one of its subsidiaries, as the case may be, has performed, and to the Company's knowledge, each other party to any such Material Contract has performed, in all material respects, the obligations required to be performed by it under the Material Contracts, the Company is not, and to the Company's knowledge, no other party to any such Material Contract is (with or without lapse of time or the giving of notice, or both), in material breach or default thereunder, and to the Company's knowledge no event has occurred which, after notice or the passage of time or both, would constitute a default under any such Material Contract or impair the Company's or any of its subsidiaries material rights under any Material Contract, or give to any person rights of termination, amendment, acceleration or cancellation of the Material Contract.

            (b) Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, (i) the Company and its subsidiaries hold all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary to the operation of the business of the Company and its subsidiaries taken as a whole as currently conducted (collectively, the "Company Permits"); and (ii) the Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

      SECTION 4.07.  SEC FILINGS; FINANCIAL STATEMENTS.

            (a) The Company and its subsidiaries have filed, and the Company has provided Parent with complete and correct copies of, all forms, reports, statements and other documents required to be filed from January 1, 1998 through the date of this Agreement (A) with the SEC, including without limitation (u) all Annual Reports on Form 10-K, (v) all Quarterly Reports on Form 10-Q, (w) all proxy statements relating to meetings of stockholders (whether annual or special), (x) all Current Reports on Form 8-K, (y) all other reports, schedules, registration statements or other documents, and (z) all amendments and supplements to the items set forth in clauses (u), (v), (w), (x) and (y) above (the items set forth in clauses (u), (v), (w), (x), (y) and (z) above collectively referred to as the "Company SEC Reports"), and (B) with any applicable state securities authorities (all such forms, reports, statements and other documents referred to in this Section 4.07(a) being referred to herein, collectively, as the "Company Reports"). From the date hereof through the Effective Time, the Company will furnish to Parent copies of any reports and registration statements to be filed with the SEC after the date hereof (the "Interim SEC Reports") within a reasonable amount of time prior to the filing thereof. The Company Reports complied, and the Interim SEC Reports will comply, in all material respects with the requirements of applicable law (including, with respect to the Company SEC Reports and the Interim SEC Reports, the Securities Act of 1933 or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and Interim SEC Reports) and the Company SEC Reports did not at the time they were filed and the Interim SEC Reports will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) The audited consolidated balance sheets of the Company as of December 31, 1998 and December 31, 1997, together with the related audited consolidated statements of operations, equity and cash flows of the Company for the years ended December 31, 1998, 1997 and 1996, and the notes thereto, accompanied by the reports thereon of the Company's independent public accountants for such years (such audited financial statements collectively being referred to as the "Financial Statements") set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and present fairly in all material respects the consolidated financial position, results of operations and changes in shareholders' equity and cash flows of the Company and its subsidiaries as of such dates and for the periods then ended. The consolidated financial statements (including, in each case, any related notes thereto) relating to any period subsequent to December 31, 1998 contained in the Company SEC Reports filed subsequent to January 1, 1999 or to be contained in the Interim SEC Reports (A) complied (or, in the case of the Interim SEC Reports, will comply) as to form in all material respects with the published rules and regulations of the SEC; (B) have been (or, in the case of the Interim SEC Reports, will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except (1) to the extent required by changes in GAAP, (2) as may be indicated in the notes thereto, and
(3) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC); (C) fairly present (or in the case of the Interim SEC Reports, will fairly present) in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in shareholders' equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not reasonably expected to be material in amount and (D) are (or, in the case of the Interim SEC Reports, will be) in all material respects in agreement with the books and records of the Company and its subsidiaries.

            (c) The Company and its subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of the Company and its subsidiaries are recorded in conformity with GAAP. No part of the Company's or any subsidiary's accounting system or records, or access thereto, is under the control of a person who is not an employee of the Company or such subsidiary.

      SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 4.08 of the Company Disclosure Schedule or in the Company SEC Reports or as contemplated by this Agreement, during the period commencing on January 1, 1999 through and including the date of this Agreement, the Company and each of its subsidiaries has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Change with respect to the Company; or (ii) any action or event that would have required the consent of Parent pursuant to Section 6.01 had such action or event occurred after the date of this Agreement.

      SECTION 4.09. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in
Section 4.09 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, there are no liabilities (absolute, accrued, contingent or otherwise) of the Company or any of its subsidiaries that individually or in the aggregate could reasonably be expected as of the date hereof to have a Material Adverse Effect on the Company, except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the year ended December 31, 1998 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC on March 31, 1999 (the "Company Balance Sheet"), or (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the Company Balance Sheet or on any balance sheet contained in the Company SEC Reports filed for any subsequent period.

      SECTION 4.10. ABSENCE OF LITIGATION. Except as set forth in Section 4.10 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or affecting their respective businesses or properties, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any judgment, order, injunction or decree entered in any lawsuit or proceeding to which the Company or any of its subsidiaries is a party which could reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 4.11.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

            (a) Section 4.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, change in control, severance or termination pay, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements, and any employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee (or former employee for which a current or future obligation exists) of the Company or any other entity which is treated as a single employer with the Company under Section 414 of the Code (each an "ERISA Affiliate" ), which the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate has any obligations or liability to contribute (together, the "Employee Plans"), and true, correct and complete copies of (i) each such Employee Plan and its Summary Plan description (if applicable), (ii) the most recent Form 5500 Annual Report and actuarial reports, if applicable, and (iii) any currently applicable material communications with any governmental entity or to employees or former employees with respect to such Employee Plan have previously been made available or delivered to Parent.

            (b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "multi-employer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Employee Plan which could reasonably be expected to have a Material Adverse Effect on the Company; (iii) all Employee Plans have been administered in accordance with their respective terms and are in compliance with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company and each of its ERISA Affiliates have performed all obligations required to be performed by them under, and are not in default under or violation of any of the Employee Plans, except for such failures to administer, comply or perform and for such defaults and violations which, individually and in the aggregate, would not result in a material liability to the Company or to any ERISA Affiliate; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code has received, and is entitled to rely upon, a favorable determination letter from the Internal Revenue Service ("IRS"), and nothing has occurred with respect to the operation of any such Employee Plan which could cause the loss of such qualification; (v) all contributions required to be made to any Employee Plan pursuant to the terms of the Employee Plan or any collective bargaining agreement have been made on or before their due dates and a reasonable amount has been accrued in accordance with prior funding and accrual practices for contributions to each Employee Plan for the current plan years; (vi) neither the Company nor any ERISA Affiliate maintains any Employee Plan subject to Title IV of ERISA or Section 412 of the Code; and (vii) the Company and each ERISA Affiliate that maintains a "group health plan," as defined in Section 4980B of the Code, has complied in all material respects with the notice and coverage continuation requirements of
Section 4980B of the Code and Section 601 of ERISA, and the regulations thereunder.

            (c) With respect to each Employee Plan, to the extent applicable,
(i) no event has occurred and no condition exists that would subject the Company or any ERISA Affiliate, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (ii) no material change, except changes to the investment options, investment providers and similar changes has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; and (iii) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Employee Plan.

            (d) Neither the Company nor any ERISA Affiliate has any liability or contributes to any plan that is subject to Title IV of ERISA or Section 412 of the Code or to any multiemployer plan within the meaning of ERISA Section 4001(a)(3).

            (e) With respect to any Employee Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company's knowledge, threatened, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

            (f) Except as set forth in Section 4.11(a) of the Company Disclosure Schedule or as contemplated in this Agreement, no Employee Plan exists that could result in the payment to any present or former employee of the Company or its subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

            (g) Neither the Company nor any subsidiary of the Company has any contract, plan or commitment, whether legally binding or not, to create any additional employee benefit plan or to modify any existing Employee Plans in such a way that would materially increase the expense of maintaining such Employee Plans, except with respect to changes required by ERISA, the Code or other applicable law.

      SECTION 4.12. LABOR MATTERS. Except as set forth in Section 4.12 of the Company Disclosure Schedule: (i) there are no unfair labor practice charges, grievances, claims or complaints pending or, to the knowledge of the Company, threatened, by or on behalf of any employee or group of employees of the Company or any of its subsidiaries which, if resolved against the Company or any such subsidiary, have had or could reasonably be expected to have a Material Adverse Effect on the Company; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, pending or threatened against or involving the Company or any of its subsidiaries.

      SECTION 4.13. INTELLECTUAL PROPERTY.

            (a) "Intellectual Property" means all of the following as they exist in all jurisdictions throughout the world, in each case, owned by, licensed to, or otherwise used by the Company or a subsidiary of the Company:

                  (i) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

                  (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names and Web sites, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof and all goodwill associated therewith;

                  (iii) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights;

                  (iv) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "Technology"); and

                  (v) computer software programs, including, without limitation, all source code, object code, and documentation related thereto (the "Software").

            (b) Section 4.13(b) of the Company Disclosure Schedule:

                  (i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned by or licensed to the Company or a subsidiary of the Company;

                  (ii) sets forth all material licenses, sublicenses, and other agreements or permissions under which the Company or a subsidiary of the Company is a licensor or licensee or otherwise is authorized to use or practice any Intellectual Property, other than "off the shelf" software; and

                  (iii) sets forth and describes the status of any material agreements involving Intellectual Property currently in negotiation or proposed by the Company or a subsidiary of the Company.

            (c) Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company or a subsidiary of the Company owns or has the right to use all Intellectual Property necessary to the conduct of the business of the Company or a subsidiary of the Company. Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, all Intellectual Property, excluding Intellectual Property used pursuant to a license to the Company, necessary to the conduct of the business of the Company or a subsidiary of the Company, is owned by the Company or a subsidiary of the Company free and clear of all Liens other than Permitted Liens.

            (d) Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, to the Company's knowledge, none of its Intellectual Property infringes on the intellectual property or other proprietary rights of third parties.

            (e) Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company is or has been, during the three (3) years preceding the date hereof, a party to any claim or action, nor, to the knowledge of the Company, is any claim or action threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property, or alleges the infringement of or by the Intellectual Property, except for claims that would not have a Material Adverse Effect on the Company. To the knowledge of the Company, no third party is infringing upon any Intellectual Property.

            (f) The Company or a subsidiary of the Company has taken all necessary action to maintain and protect each item of Intellectual Property owned by the Company or a subsidiary of the Company, except for failures to take such actions as would not have a Material Adverse Effect on the Company.

            (g) The Company or a subsidiary of the Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and the proprietary nature and value of the Technology, except for failures to take such precautions as would not have a Material Adverse Effect on the Company.

            (h) All material Software (other than related documentation) is described in Section 4.13(h) of the Company Disclosure Schedule.

            (i) Except as set forth in the Company SEC Reports or in Section 4.13(i) of the Company Disclosure Schedule, all Software, hardware, databases, and embedded control systems used by the Company or a subsidiary of the Company (collectively, the "Systems") are Year 2000 Compliant, except for failures to be Year 2000 Compliant as would not have a Material Adverse Effect on the Company. The Company has substantially completed its Year 2000 contingency plan (a copy of which has been previously provided to Parent) and believes that it adequately addresses all Year 2000 contingencies in all material respects. As used herein, the term "Year 2000 Compliant" means that the Systems (i) accurately process date and time data (including, without limitation, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

      SECTION 4.14.  TAXES.

            (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

            (b) Except as set forth in Section 4.14 of the Company Disclosure Schedule, each of the Company and its subsidiaries has filed within the time and in the manner prescribed by law, or has timely applied for extensions of time to file, all material Tax Returns required to be filed, and all such Tax Returns which have been filed are accurate and complete in all material respects. Except as set forth in Section 4.14 of the Company Disclosure Schedule, each of the Company and its subsidiaries has paid and discharged (or there has been paid and discharged on its behalf) within the time and manner prescribed by law all Taxes required to be paid, withheld or deducted or for which any of the Company or its subsidiaries is liable, except such Taxes as are being contested in good faith by appropriate proceedings (to the extent that such proceedings are required) and with respect to which the Company has set up an adequate reserve under GAAP for the payment of such Taxes. The Company has set up an adequate reserve under GAAP on the Company Balance Sheet for all Taxes required to be paid by the Company and each of its subsidiaries through the date thereof and no Taxes have been incurred by the Company or any of its subsidiaries after such date which were not incurred in the ordinary course of business. Except as set forth in
Section 4.14 of the Company Disclosure Schedule, no material deficiencies for any Taxes have been proposed to, or asserted or assessed against the Company or any of its subsidiaries or are pending, and no requests for waivers of time to assess any such Taxes are pending or have been consented to by the Company or any of its subsidiaries. Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed. Except as set forth in Section
4.14 of the Company Disclosure Schedule, the federal income Tax Returns of the Company and its subsidiaries have not been examined by the IRS during the past three years. None of the Company or its subsidiaries has filed a consent under
Section 341(f) of the Code, or has been a member of an affiliated group of corporations which has filed a consolidated federal income Tax Return (other than the group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than the Company and its subsidiaries) under Treas. Reg. Section 1.1502-6, any similar provision of state, local or foreign law, or by reason of its status as a transferee, successor, indemnitor or otherwise. The Company will not be required to include any item of income in any taxable period (or portion thereof) ending after the Effective Time as a result of any (x) change in method of accounting made by the Company prior to the Offer Closing Date (except for any changes of general applicability required by the SEC or any tax or accounting authority effective after December 31, 1998) for a taxable period ending on or prior to the Offer Closing Date, (y) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law) entered into on or prior to the Offer Closing Date, or (z) ruling received from the IRS on or prior to the Offer Closing Date; except in each case to the extent of any reserve for Taxes set forth in the Company Balance Sheet or any balance sheet set forth in the Company SEC Reports.

      SECTION 4.15. COMPLIANCE WITH LAWS. Except as set forth in Section 4.15 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports and except with respect to environmental matters (which are covered exclusively by Section 4.23 hereof) and regulatory matters (which are covered exclusively by Section 4.24 hereof), neither the Company nor any of its subsidiaries is in violation of any applicable laws, regulations and ordinances relating to its business and operations, or any judgment, order or injunction relating to its business and operations, except for violations which have not had, and (if determined adversely to the Company and its subsidiaries) could not reasonably be expected as of the date hereof to have, individually or in the aggregate, a Material Adverse Effect on the Company, and to the Company's knowledge there is no pending inspection or investigation relating to any violation thereof nor has any government agency indicated an intention to conduct the same.

      SECTION 4.16. BROKERS. No broker, finder, investment banker or other person or entity (other than CIBC World Markets Corp.) is entitled to any brokerage or finder's fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and CIBC World Markets Corp. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

      SECTION 4.17. VOTE REQUIRED. Unless a meeting of the holders of the Company Common Stock is not required pursuant to Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

      SECTION 4.18. INTERESTED PARTY TRANSACTIONS. Except as contemplated by this Agreement, disclosed in Section 4.18 of the Company Disclosure Schedule or disclosed in the Company SEC Reports, since December 31, 1998, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      SECTION 4.19. INSURANCE. Section 4.19 of the Company Disclosure Schedule sets forth a list of all fire, general liability, malpractice liability, theft and other forms of insurance and all fidelity bonds held by or applicable to the Company or any of its subsidiaries (the "Insurance Agreements"). All such Insurance Agreements (i) are with insurance companies that are, to the knowledge of the Company, financially sound and reputable and are in full force and effect; (ii) are sufficient in all material respects for compliance with all requirements of law and of all applicable agreements; and (iii) are valid, outstanding and enforceable policies to their fullest extent. To the knowledge of the Company, no event has occurred, including, without limitation, the failure by the Company or any of its subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its subsidiaries under any Insurance Agreements in such a manner as could have a Material Adverse Effect on the Company. Excluding Insurance Agreements that have expired and been replaced in the ordinary course of business, no Insurance Agreement has been canceled within the last two years prior to the date hereof.

      SECTION 4.20.  REAL ESTATE.

            (a) Each of the Company and its subsidiaries has good and marketable title in fee simple to all real properties owned by it and valid leaseholds in the Leased Real Property (as defined herein), subject only to Permitted Liens (as defined in Section 4.22). Section 4.20 of the Company Disclosure Schedule sets forth the street address and use description of each parcel of real property owned by the Company or any of its subsidiaries (the "Owned Real Property") and (ii) the street address and use description of each parcel of real property leased by the Company or any of its subsidiaries (the "Leased Real Property" and, together with Owned Real Property, "Real Property"). The Company has no leases or subleases of the Owned Real Property. The Company has heretofore delivered to Parent true, correct and complete copies of all real property leases (including all modifications, amendments and supplements, "Real Property Leases") of Leased Real Property. Each Real Property Lease is valid, binding and in full force and effect, except where the failure to be valid, binding and in full force and effect would not have a Material Adverse Effect on the Company. All rent and other sums and charges payable by the Company or a subsidiary as tenant under such Real Property Leases are current, no notice of default or termination under any Real Property Lease has been received by the Company or any of its subsidiaries which remains uncured, and no termination event or condition or uncured default on the part of the Company or the applicable subsidiary or, to the Company's knowledge, the lessor, exists under any Real Property Lease (and to the Company's knowledge no event has occurred which, with due notice or lapse of time or both, may constitute such a default). Neither the Company nor any of its subsidiaries has knowledge of nor has received notice of any condemnation proceeding or any casualty affecting any Owned Real Property or any Leased Real Property.

            (b) To the Company's knowledge, there are no outstanding requirements or recommendations by any insurance company which has issued a policy covering any such property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any such property.

            (c) The Company has furnished Parent with a true, correct and complete copy of all of the policies of title insurance insuring the Company's or its subsidiaries' interest in the Owned Real Properties (collectively, the "Title Policies"). All of the Title policies are in full force and effect. There is no claim by the Company, its subsidiaries or any other person pending under any of the Title Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Title Policies.

       SECTION 4.21. PERSONAL PROPERTY. The Company or a subsidiary of the Company has good title to all the items of machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Balance Sheet and all such property acquired since the Balance Sheet Date, except for any such property or assets sold or otherwise disposed of in the ordinary course of business and consistent with past practices since such date or which would not have a Material Adverse Effect on the Company. The tangible property owned or used by the Company and its subsidiaries and that are necessary for the continued operation of the Company and its subsidiaries' business are in good operating condition and repair (subject to normal wear and tear). The Company or any of its subsidiaries owns or holds under valid leases all of the tangible personal property and fixtures necessary to conduct the business of the Company and its subsidiaries as presently conducted except where the failure to own or hold under valid lease any tangible property or fixtures would not have a Material Adverse Effect on the Company.

       SECTION 4.22. LIENS AND ENCUMBRANCES. All Owned Real Property and assets, including leases, owned by the Company and its subsidiaries are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (ii) purchase money Liens arising in the ordinary course, (iii) Liens for taxes not yet due or delinquent, (iv) Liens reflected in the Balance Sheet (which have not been discharged), (v) Liens which in the aggregate do not materially detract from the value of, or materially impair the present and continued use or operation of, the properties or assets subject thereto in the usual and normal conduct of the business of the Company and the subsidiaries, (vi) any liens set forth on the title reports for the Owned Real Property, copies of which reports have been provided to Parent and (vii) any other Liens set forth in Section 4.22 of the Company Disclosure Schedule (the Liens referred to in clauses (i) through (vii) being "Permitted Liens"). None of the Permitted Liens materially interferes with or has interfered with the maintenance, use or operation of the Real Property as such Real Property is maintained, used or operated as of the date hereof.

      SECTION 4.23.  ENVIRONMENTAL MATTERS.

            Except as set forth in Section 4.23 of the Company Disclosure Schedule, as disclosed in the Company SEC Reports or to the extent the inaccuracy of any of the following would not have a Material Adverse Effect on the Company:

                  (a) The Company and its subsidiaries are in compliance with, and for the past three years have been in compliance with, all applicable federal, state and local laws, statutes, codes, rules, regulations, ordinances, orders, determinations or rules of common law pertaining to the environment, natural resources and public or employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection laws ("Environmental Laws").

                  (b) No judicial or administrative proceedings are pending or, to the Company's knowledge, threatened against the Company or its subsidiaries alleging the violation of, or liability under, Environmental Laws.

                  (c) The Company and its subsidiaries have obtained all permits, registrations, licenses, authorizations required to be obtained or filed by each of the Company and its subsidiaries under any Environmental Laws in connection with the Company's and its subsidiaries' operations and each of the Company and its subsidiaries are in compliance with the terms and conditions of all such Permits.

                  (d) There have been no reports of environmental investigations, studies, audits, tests, reviews or other analyses conducted within the past three years by, on behalf of, or which are in the possession of the Company or its subsidiaries with respect to any property or facility currently or formerly owned, operated or leased by the Company or its subsidiaries which have not been delivered to Parent prior to execution of this Agreement.

                  (e) No Liens have been placed upon any assets of the Company or any of its subsidiaries in connection with any actual or alleged liability under Environmental Laws.

                  (f) There are no hazardous or toxic substances, wastes, materials, chemicals, petroleum or petroleum products, asbestos or asbestos containing materials, pollutants or contaminants as defined under any Environmental Law present (x) on, at, or beneath any facility currently or (y) to the knowledge of the Company, on, at or beneath any facility formerly owned or operated by the Company or its subsidiaries, except in each case as used in the ordinary course of business and in compliance with Environmental Laws.

      SECTION 4.24.   REGULATORY COMPLIANCE.

                  (a) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act and the regulations thereunder ("FDCA") that is manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries (each such product, a "Product"), such Product is being manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under FDCA and similar state and foreign laws and regulations, including but not limited to those relating to good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

                  (b) Section 4.24(b) of the Company Disclosure Schedule sets forth a list of each Product manufactured, marketed, sold or licensed by the Company or any subsidiary as of the date hereof.

                  (c) Except as set forth in Section 4.24(c) of the Company Disclosure Schedule, no Products have been recalled, withdrawn, suspended or discontinued (other than voluntary discontinuance for legitimate business reasons) by the Company or any of its subsidiaries in the United States and outside the United States during the period commencing

January 1, 1997 and ending on the date hereof, and (ii) no proceedings in the United States or outside of the United States of which the Company has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Product are pending against the Company or any of its subsidiaries, nor have any such proceedings been pending at any time during the period commencing January 1, 1997 and ending on the date hereof.

                  (d) Section 4.24(d) of the Company Disclosure Schedule sets forth a list of each of the Company's and its subsidiaries' approved and pending Abbreviated New Drug Applications ("ANDAs") and any similar state or foreign regulatory filings, as of the date hereof. True and complete copies of such ANDAs, including all supplements, amendments and annual reports, have heretofore been made available to Parent. Neither the Company nor any subsidiary has any approved or pending New Drug Application. Copies of correspondence from the FDA, and any similar state or foreign regulatory authorities, and the Company's and its subsidiaries' responses have heretofore been made available to Parent. As to each drug for which an ANDA has been approved, the Company and its subsidiaries are in substantial compliance with 21 U.S.C. Section 355 and 21 C.F.R. Part 314, and similar state and foreign laws and regulations and all terms and conditions of such applications. As to each drug that is the subject of such an ANDA, the Company is in substantial compliance with all applicable provisions of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Sections 321 et seq., and of the implementing regulations thereunder as codified in Title 21 of the Code of Federal Regulations, and with similar state and foreign laws and regulations and with all terms and conditions of such applications. As to each such drug, the Company and any relevant subsidiary, and the officers, employees or agents of the Company or such subsidiary, have included in the application for such drug, where required, the certification described in 21 U.S.C. Section 335 a
(k)(1) or any similar state or foreign law or regulation and the list described in 21 U.S.C. Section 335 a (k)(2) or any similar state or foreign law or regulation, and the certification and/or disclosure described in 21 C.F.R. Part 54 or any similar state or foreign law or regulation, and such certification, list, and/or disclosure was in each case true and accurate in all material respects when made and remained true and accurate in all material respects thereafter. In addition, the Company and its subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar state and foreign laws and regulations.

                  (e) To the Company's knowledge, no Product manufactured and/or distributed by the Company or any of its subsidiaries is adulterated within the meaning of 21 U.S.C. Section 351 (or similar state or foreign laws or regulations) or misbranded within the meaning of 21 U.S.C. Section 352 (or similar state or foreign laws or regulations), or, except as set forth in
Section 4.24(e) of the Company Disclosure Schedule, is a product that is in violation of 21 U.S.C. Section 355 (or similar state or foreign laws or regulations).

                  (f) Section 4.24(f) of the Company Disclosure Schedule sets forth a list of (i) Forms 483, (ii) Notices of Adverse Findings and (iii) warning letters or other correspondence from the FDA or state or foreign regulatory authorities in which the FDA or any such authority asserted that the operations of the Company or any subsidiary may not be in compliance with applicable laws, regulations, orders, judgments or decrees, in each case received by the Company or such subsidiary from the FDA or any such authority since January 1, 1996 to the date hereof and the response of the Company or such subsidiary to the FDA or any such authority to such notices from the FDA or any such authority. True and complete copies of such Forms 483, Notices of Adverse Findings, letters and other correspondence and the Company's or subsidiary's responses have heretofore been made available to Parent. All manufacturing operations of the Company and its subsidiaries are being conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar state or foreign regulations.

                  (g) Section 4.24(g) of the Company Disclosure Schedule sets forth all Adverse Reaction Reports filed by the Company and its subsidiaries with the FDA or state or foreign regulatory authorities during the period commencing January 1, 1997 and ending on the date hereof.

                  (h) Except as set forth in Section 4.24(h) of the Company Disclosure Schedule, to the Company's knowledge, neither the Company, nor any subsidiary, nor any officer, employee or agent of either the Company or any subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or any state or foreign regulatory authority, failed to disclose a material fact required to be disclosed to the FDA or any state or foreign regulatory authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any state or foreign regulatory authority to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Except as set forth on Section 4.24(h) of the Company Disclosure Schedule, neither the Company nor any subsidiary, nor any officer, employee or agent of either the Company or any subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar state or foreign law or regulation or authorized by 21 U.S.C. Section 335a(b) or any similar state or foreign law or regulation.

                  (i) Except as disclosed in Section 4.24(i) of the Company Disclosure Schedule, neither the Company nor any subsidiary has received any written notice that the FDA or any state or foreign regulatory authority has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any subsidiary, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company or any subsidiary.

                  (j) The Company and its subsidiaries are, and have at all times since January 1, 1998 been, in substantial compliance with federal and state Health Care Fraud and Abuse statutes and regulations, including but not limited to, the Medicare Anti-kickback Statute, 42 U.S.C. Section 1320a-7b, and implementing regulations codified at 42 C.F.R. Section 1001 and with all similar state or foreign laws and regulations. The Company and its subsidiaries have not been excluded from any federal or state health care program for violation of Health Care Fraud and Abuse statutes or regulations

                  (k) As to each Product that is a controlled substance, such Product is being manufactured, tested, distributed and/or marketed in substantial compliance with all federal, state and foreign laws and regulations applicable to such controlled substances, including but not limited to those relating to labeling, record keeping, filing of reports and security. Neither the Company nor any subsidiary has at any time received notice of any proceeding or investigation by any federal governmental agency or authority (including but not limited to the U.S. Drug Enforcement Administration (the "DEA"), and the U.S. Department of Justice) or any state or foreign governmental agency or authority involving any controlled substance manufactured, tested, distributed and/or marketed by the Company. The Company has received all required licenses and permits required by the DEA and comparable state authorities, and such licenses and permits are in full force and effect.

      SECTION 4.25. SUPPLIERS AND CUSTOMERS. Except as set forth in Section 4.25 of the Company Disclosure Schedule, the Company has good commercial relationships with each of its suppliers of active ingredients, bulk chemical products and finished drug products and to the Company's knowledge, there are no facts concerning such suppliers that would reasonably be expected to result in any material interruption in the timely supply by such suppliers to the Company of any such materials other than ordinary course delays experienced from time to time. No such supplier has notified the Company in writing that it intends to terminate or materially alter the terms of its supply relationship with the Company. The Company has provided Parent with a list of the Products (including the name of the supplier) for which the Company has only one FDA approved source for the active ingredient raw material. Except as set forth in Section 4.25 of the Company Disclosure Schedule, the Company has good commercial relationships with its customers of finished drug products and no such customer has notified the Company in writing that it intends to terminate or materially alter its relationship with the Company.

      SECTION 4.26. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) any of the Offer Documents will, at the time the Offer Documents are first published, sent or given to holders of Company Common Stock and at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Schedule 14D-1 and all amendments or supplements thereto will, at the respective times filed with the SEC, stock exchange or any other regulatory agency, and on the date mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) the proxy statement or information statement relating to the Company Stockholders' Meeting (such proxy statement or information statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") will, at the respective times filed with the SEC, stock exchange or any other regulatory agency, on the date mailed to the holders of Company Common Stock and at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its subsidiaries, affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to the Offer Documents or the Schedule 14D-9, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.


                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:

      SECTION 5.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted.

      SECTION 5.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      SECTION 5.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) the execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby and the compliance with and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to

Parent, Merger Sub or any of their subsidiaries or by which they or their respective properties are bound or affected, or (iii) except as set forth in
Section 5.03(a) of the written disclosure schedule delivered by Parent to the Company ("Parent Disclosure Schedule"), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's, Merger Sub's or any of their subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, agreement, commitment, arrangement, lease or other instrument to which Parent, Merger Sub or any of their subsidiaries is a party or by which Parent, Merger Sub or any of their subsidiaries is bound, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent, Merger Sub or any of their subsidiaries pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Merger Sub or any of their subsidiaries is a party or by which Parent, Merger Sub or any of their subsidiaries or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such breaches, defaults or other occurrences that would not have a Material Adverse Effect on Parent.

            (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby and the compliance with and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the HSR Act and the filing and recordation of appropriate merger and other documents as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect on Parent.

      SECTION 5.04. INFORMATION SUPPLIED. The Offer Documents and the Schedule 14D-1 will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and will conform in all material respects with the requirements of the Exchange Act and any other applicable law. The information contained in the
Schedule 14D-1 and the Offer Documents (other than information furnished in writing by the Company expressly for inclusion in the Schedule 14D-1 or the Offer Documents, as to which Parent and Merger Sub make no representations or warranties) will not, at the respective times the Schedule 14D-1 and such Offer Documents are filed with the SEC, stock exchange or other regulatory agency (or such filings are amended or supplemented) and first published, sent or given to holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Parent or Merger Sub or any affiliate of Parent for inclusion or incorporation by reference in (i) the Schedule 14D-9 will, at the time the
Schedule 14D-9 is filed with the SEC, stock exchange or any other regulatory agency, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the respective times filed with the SEC, stock exchange or any other regulatory agency, on the date it is mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective subsidiaries, affiliates, officers or directors should be discovered by Parent or Merger Sub which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to the Offer Documents, the Schedule 14D-1 or the
Schedule 14D-9, Parent and Merger Sub shall promptly inform the Company.

      SECTION 5.05. ABSENCE OF LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent, Merger Sub nor any of their subsidiaries is subject to any judgment, order, injunction or decree entered in any lawsuit or proceeding to which Parent, Merger Sub or any of their subsidiaries is a party which is reasonably likely to have a Material Adverse Effect on Parent.

      SECTION 5.06. FINANCING. Parent and/or Merger Sub have available funds sufficient in amount to consummate the Offer and the Merger and the respective transactions contemplated hereby, and to pay related fees and expenses.

      SECTION 5.07. OWNERSHIP OF COMPANY COMMON STOCK. As of the date hereof, neither Parent nor Merger Sub, nor any of their affiliates, beneficially owns any shares of Company Common Stock except as set forth in Section 5.07 of the Parent Disclosure Schedule.


                                   ARTICLE VI

                       CONDUCT OF BUSINESS OF THE COMPANY

      SECTION 6.01. CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the date of acceptance for payment of and payment for shares of Company Common Stock by Merger Sub in the Offer (the "Offer Closing Date"), the Company covenants and agrees that, unless Parent shall otherwise agree in writing or except as set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, to prevent the loss, cancellation, abandonment, forfeiture or expiration of any intellectual property rights of the Company and its subsidiaries, to preserve in full force and effect all material licenses and approvals held by the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as expressly contemplated or permitted by this Agreement or except as set forth in Section 6.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Offer Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

            (a) amend or otherwise change the Company's or any of its subsidiaries' Certificate of Incorporation or By-Laws;

            (b) issue or sell, pledge, dispose or encumber, or authorize the issuance or sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any of its subsidiaries (except for the issuance of shares of Company Common Stock issuable pursuant to Options under the Company Stock Option Plans or pursuant to rights to purchase such shares under the Common Stock Purchase Plan, which Options or rights, as the case may be, are outstanding on the date of this Agreement or are issued after the date of this Agreement in accordance with the following proviso); provided, however, that the Company may grant stock options pursuant to the formula grant provisions of the Company's 1995 Non-Employee Director Stock Option Plan and may continue to offer rights to purchase Company Common Stock pursuant to the Company Stock Purchase Plan as in effect on the date of this Agreement;

            (c) sell, pledge, dispose of or encumber any material assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and
(ii) dispositions of obsolete or worthless assets);

            (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

            (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment therein (other than the acquisition of equity and debt securities of issuers for investment purposes where such securities represent less than 5% of the issuer's outstanding voting securities on an as-converted basis); (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in each case in the ordinary course of business consistent with past practice and except that the Company may incur short-term indebtedness for borrowed money in an amount not to exceed in the aggregate $1,000,000 on terms that do not include the payment of any prepayment penalty or premium and which the Company will repay within five (5) business days from the proceeds of maturing short-term investments; (iii) enter into any agreement or arrangement that would have qualified as a Material Contract if it had been in effect on the date of this Agreement, or amend or terminate any Material Contract; (iv) authorize any capital expenditures or purchase of fixed assets or bioequivalence studies other than in the ordinary course of business consistent with Section 6.01 of the Company Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.01(e);

            (f) amend or enter into any employment, severance or change of control agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in accordance with past practices, and except for any such increases in salary of officers of the Company approved by the Board of Directors prior to the date of this Agreement and identified in Section 6.01 of the Company Disclosure Schedule and payment of bonuses to Company officers with respect to the fiscal year ended December 31, 1998 in accordance with the Company's bonus plan or agreements previously approved by the Board of Directors (a copy of which has been provided to Parent and identified in Section 6.01 of the Company Disclosure Schedule); or grant any severance or termination pay to (other than pursuant to pre-existing arrangements which are identified in Section 6.01 of the Company Disclosure Schedule), or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries; or establish, adopt, enter into, amend or terminate any Employee Plan except as may be required by law;

            (g) take any action, other than as required by GAAP or the SEC, to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

            (h) make any material Tax election inconsistent with past practices or settle or compromise any material Federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax, except to the extent the amount of any such settlement has been reserved for on the financial statements included in the Company's most recent Company SEC Report;

            (i) waive or release any rights material to the Company and its subsidiaries or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice or
(B) of claims for injury related to use of the Company's albuterol sulfate solution consistent with past practice; or

            (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.01(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing in any material respect or cause the Company not to perform in any material respect its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

      SECTION 7.01. STOCKHOLDER APPROVAL. (a) To the extent stockholder approval of this Agreement is required by law, the Company will take all action necessary in accordance with Delaware law, the Company's Certificate of Incorporation, as amended, and its By-laws to convene the Company Stockholders' Meeting as promptly as practicable following the Offer Closing Date to consider and vote upon the Merger, this Agreement and the transactions contemplated hereby.

            (b) The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the holders of Company Common Stock that they vote in favor of the adoption of this Agreement and the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger in accordance with Section 7.11.

            (c) Subject to its fiduciary duties under Delaware Law, the Company's Board of Directors shall (i) cause the Company to use its reasonable best efforts (through its agents or otherwise) to solicit from the holders of the Company Common Stock proxies in favor of the Merger, this Agreement and the transactions contemplated hereby and (ii) cause the Company to take all other lawful action reasonably necessary to secure stockholder approval of the Merger, this Agreement and the transactions contemplated hereby.

            (d) Notwithstanding the foregoing, if Merger Sub shall acquire at least 90% of the outstanding Company Common Stock in the Offer, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders in accordance with Section 253 of the DGCL.

            (e) To the extent stockholder approval of this Agreement is required by law, the Company shall prepare a preliminary Proxy Statement relating to the Company Stockholders

Meeting and a form of proxy for use at the Company Stockholders' Meeting relating to the vote of the holders of the Company Common Stock with respect to the Merger, this Agreement and the transactions contemplated hereby. The Company shall cause the preliminary Proxy Statement to be filed with the SEC at the earliest practicable date following the Offer Closing Date. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use its commercially reasonable efforts to respond to the comments of the SEC and, to the extent comments of the SEC relate to Parent or Merger Sub, Parent and Merger Sub shall use their commercially reasonable efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC and Parent and Merger Sub shall provide the Company with such information about them as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file with the SEC the definitive Proxy Statement and the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to record holders of Company Common Stock as promptly as practicable after clearance by the SEC.

            (f) Parent and Merger Sub agree to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Merger Sub or any affiliate of Parent, or with respect to which Parent, Merger Sub or any affiliate of Parent exercise voting control, to be voted in favor of the approval and adoption of the Merger and this Agreement. Parent, in its capacity as the sole stockholder of Merger Sub, by its execution hereof, approves and adopts the Merger, this Agreement and the transactions contemplated hereby.

      SECTION 7.02. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company and its subsidiaries are subject, the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub and their financing sources, reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause its subsidiaries to) furnish promptly to Parent and Merger Sub all information concerning its business, properties and personnel as Parent and Merger Sub may reasonably request, and the Company shall make available to Parent and Merger Sub the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Parent and Merger Sub may reasonably request. The Company will deliver to Parent all of the Company's regularly prepared monthly and quarterly financial statements for periods and dates subsequent to June 30, 1999, as soon as practicable after the same are available to the Company. Parent and Merger Sub shall keep such information confidential in accordance with the terms of the currently effective confidentiality agreement dated March 30, 1999 (the "Confidentiality Agreement") between Teva Pharmaceuticals USA, Inc. and the Company. Any investigation pursuant to this Section 7.02 shall not affect the representations and warranties contained in this Agreement.

      SECTION 7.03. CONSENTS; APPROVALS. (a) The Company, Parent and Merger Sub shall each (i) use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Offer, the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters and (ii) use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals) from, and the Company, Parent and Merger Sub shall promptly make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) with, any governmental or regulatory agency having jurisdiction, in each case to the extent required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent and Merger Sub and the consummation by them of the transactions contemplated hereby; provided, however, that nothing contained in this Agreement shall require either party or its affiliates to enter into a divestiture, hold-separate, business limitation or similar agreement or undertaking except any such divestiture, hold-separate, business limitation or similar agreement or undertaking which would not, individually or in the aggregate, in the reasonable judgment of the board of directors of Parent, materially and adversely impact the economic or business benefits to Parent and its affiliates of the transactions contemplated by this Agreement or the ability of Parent or the Surviving Corporation to conduct its business (including without limitation, its product development efforts) substantially in the manner such business is being conducted as of the date of this Agreement. The Company and Parent shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental or regulatory agency in connection with the transactions contemplated by this Agreement. If either party receives a request for additional information or documentary material from any governmental or regulatory agency with respect to the transactions contemplated hereby, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

            (b) After the date hereof and prior to the Closing, the Company shall use its reasonable best efforts to obtain the written consent from any party to an agreement or instrument identified in Section 7.03(b) of the Company Disclosure Schedule.

      SECTION 7.04.  INDEMNIFICATION AND INSURANCE.

            (a) The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification (including, without limitation, Article SEVENTH thereof) set forth in the Certificate of Incorporation of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder existing at the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

            (b) From and after the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (in whole or in part) any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) and will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by law. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them, provided that any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation and Parent, (ii) after the Effective Time, the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel in a timely manner after statements therefor are received, and (iii) the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

            (c) From and after the Effective Time, Parent and the Surviving Corporation shall honor all of the indemnity agreements entered into prior to the date of this Agreement by the Company with its officers, employees, directors and consultants (each of which has been identified in Section 4.06(a) of the Company Disclosure Schedule), whether or not such persons continue in their positions with Parent or the Surviving Corporation following the Effective Time. Each indemnity agreement referred to in the preceding sentence either (i) is substantially in the form provided to Parent prior to the date hereof or (ii) has been previously provided to Parent.

            (d) From and after the Effective Time until at least six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policies (a copy of which has been heretofore delivered to Parent) of at least the same coverage and amounts, containing terms that are no less advantageous with respect to claims arising at or before the Effective Time than the Company's policies in effect immediately prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company for such coverage prior to the date of this Agreement, in which event the Parent shall purchase such coverage as is available for such 150% of such annual premium.

            (e) The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation. In the event Parent, Merger Sub or the Surviving Corporation or any of their successors or assigns transfers or conveys all or substantially all of its properties or assets to any person, then, in each such case, to the extent necessary to effectuate the purposes of this Section 7.04, proper provision shall be made so that such person assumes the obligations of Parent, Merger Sub or the Surviving Corporation, as applicable, set forth in this Section 7.04.

      SECTION 7.05. EMPLOYEE BENEFIT PLANS. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and satisfy all obligations and liabilities that are vested as of the Effective Time under any Employee Plan. The Surviving Corporation hereby reserves the right to amend or terminate any Employee Plan after the Effective Time, in accordance with its terms and applicable law; provided that, until at least the first anniversary of the Effective Time, Parent shall either (a) continue the Employee Plans as currently in effect, except for the Common Stock Purchase Plan and the Company Stock Option Plans, or (b) arrange for each individual who is then a participant in any Employee Plan which is to be terminated to participate in a comparable benefit plan (both as to type of plan and to the benefits provided thereunder) maintained by Parent or any of its affiliates in accordance with the eligibility criteria thereof, provided further that (i) such participants shall receive full credit for years of service with the Company or any of its subsidiaries prior to the Merger for all purposes for which such service was recognized under the applicable Employee Plan, including, but not limited to, recognition of service for eligibility, vesting (including acceleration thereof pursuant to the terms of the applicable Employee Plan) and, to the extent not duplicative of benefits received under such Employee Plan, the amount of benefits and (ii) to the extent individuals who are participants in Employee Plans become participants in Parent or Parent affiliate benefit plans, such participants shall participate in the Parent or Parent affiliate benefit plans on terms no less favorable than those offered by Parent or the Parent affiliate to similarly situated employees of Parent or the Parent affiliate.

      SECTION 7.06. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:

            (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

            (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting any of Parent, Merger Sub or the Company, as the case may be, or any of their respective subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and

            (d) (i) any event known to the Company or Parent the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further, that failure to give such notice shall not be treated as a breach of covenant for purposes of this Agreement unless the failure to give such notice is willful by the party required to give notice or results in material prejudice to the other party.

      SECTION 7.07. FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement; provided, however, that nothing contained in this Agreement shall require either party or its affiliates to enter into a divestiture, hold-separate, business limitation or similar agreement or undertaking except any such divestiture, hold-separate, business limitation or similar agreement or undertaking which would not, individually or in the aggregate, in the reasonable judgment of the board of directors of Parent, materially and adversely impact the economic or business benefits to Parent and its affiliates of the transactions contemplated by this Agreement or the ability of Parent or the Surviving Corporation to conduct its business (including, without limitation, its product development efforts) substantially in the manner such business is being conducted as of the date of this Agreement.

      SECTION 7.08. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, the National Association of Securities Dealers or the Nasdaq National Market if it has provided prior notice to the other party and used all reasonable best efforts to consult with the other party prior thereto.

      SECTION 7.09. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

      SECTION 7.10. CONDUCT OF BUSINESS OF MERGER SUB. Prior to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

      SECTION 7.11. NO SOLICITATION. (a) From the date hereof until the termination of this Agreement, except as permitted hereby, the Company shall not, nor shall it permit any of its subsidiaries, or any of its or their respective officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) (collectively, the "Company Representatives"), to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide to any person or entity any non-public information or data relating to the Company or any of its subsidiaries for the purposes of making, or take any other action to facilitate knowingly, the making of any Acquisition Proposal or inquiry that could reasonably be expected to lead to an Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that, subject to the Company's compliance with this Section 7.11, nothing contained in this Agreement shall prevent the Company or its Board of Directors, prior to the adoption of this Agreement at the Company Stockholder Meeting, from (A) entering into a definitive agreement providing for the implementation of a Superior Proposal (as defined below) if the Company or the Board of Directors is simultaneously terminating this Agreement pursuant to Section 9.01(f), (B) providing non-public information or data to, entering into customary confidentiality agreements with, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited (the existence of discussions or negotiations with a person prior to the date of this Agreement shall not create a presumption that a proposal from that person was "solicited") bona fide, written Acquisition Proposal to the Company or its stockholders, if the Board of Directors of the Company, by action of a majority of Independent Directors (as defined below) determines in good faith after consultation with nationally-recognized independent financial advisors that such Acquisition Proposal, if accepted, constitutes, or is reasonably likely to lead to, a Superior Proposal or (C) taking and disclosing to its stockholders a position with respect to such Acquisition Proposal contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any other public disclosure that, after consultation with and based on the advice of outside legal counsel, is determined to be required by applicable law; provided, further, that except as otherwise permitted in this Section 7.11, the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal. For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal (i) for which financing, to the extent required, is committed, (ii) which in the good faith judgment of a majority of the Independent Directors is reasonably likely to be consummated without undue delay and (iii) which a majority of the Independent Directors determine in their good faith judgment (based upon the opinion (written or oral) of nationally-recognized independent financial advisors that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, and the person making the proposal, to be more favorable to the Company's stockholders than the Merger. For purpose of this Agreement, "Independent Directors" shall be such members of the Company's Board of Directors who are directors on the date hereof and who are otherwise not (1) employees, officers, directors, appointees, nominees or affiliates of HC or any of its affiliates (other than the Company), Parent or Merger Sub or any of their affiliates, or (2) employees or officers of the Company. The Company will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposals, and will promptly inform the Company Representatives of the obligations undertaken in this Section 7.11(a).

            (b) The Company shall (i) promptly, and in any event within 24 hours, notify Parent orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal or any inquiries which could reasonably be expected to lead to an Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making it, (ii) (x) promptly, and in any event within 24 hours, notify Parent orally and in writing after receipt of any request for non-public information relating to it or any of its subsidiaries or for access to its or any of its subsidiaries' properties, books or records by any person that, to the Company's knowledge, is considering making, or has made, an Acquisition Proposal and (y) promptly provide to Parent any nonpublic information regarding the Company provided to any such person which was not previously provided to Parent, (iii) receive from any person identified in clause (ii) an executed confidentiality letter in reasonably customary form and containing terms that are as stringent in all material respects as those contained in the Confidentiality Agreement prior to delivery of any such non-public information, and (iv) keep Parent advised on a prompt basis of the status of any such Acquisition Proposal, inquiry or request (including notifying Parent within 24 hours of any material changes to the terms and conditions of any Acquisition Proposal).

            (c) The Company will not withdraw or modify, in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger and will not approve or recommend an Acquisition Proposal, except in each case in connection with a Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 9.01(f). For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions between the Company, Parent and Merger Sub contemplated hereunder and the transactions contemplated by the Stockholder Agreement and the Registration Rights Agreement dated as of the date hereof between HC and the Company) involving the Company or any of its subsidiaries:
(i) a proposal for any transaction pursuant to which any person or its affiliates (a "Third Party") proposes to acquire beneficial ownership of at least twenty percent (20%) of the outstanding equity securities of the Company, whether from the Company or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise, (ii) a proposal for any merger, consolidation or other business combination involving the Company pursuant to which any Third Party proposes to acquire beneficial ownership of at least twenty percent (20%) of the outstanding equity securities of the Company or the entity surviving such merger, consolidation or other business combination, (iii) a proposal for any other transaction or series of related transactions pursuant to which any Third Party proposes to acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger, consolidation or business combination including any of them) of the Company and its subsidiaries having a fair market value equal to or greater than twenty percent (20%) of the fair market value of all of the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      SECTION 7.12. DIRECTORS. (a) Promptly upon the Offer Closing Date, Merger Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Merger Sub, subject to compliance with
Section 14(f) of the Exchange Act, representation on such Board of Directors equal to that number of directors, rounded up to the next whole number (and in no event less than a majority of the Board of Directors), which is the product of (a) the total number of directors on such Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Merger Sub or otherwise owned by Merger Sub and its affiliates bears to (ii) the number of shares of Company Common Stock outstanding, and the Company shall, at such time, cause Merger Sub's designees to be so elected; provided, however, that in the event that Merger Sub's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time of the Merger such Board of Directors shall have at least two Independent Directors, provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Director shall be entitled to designate such a person to fill any such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be (1) employees, officers, directors, appointees, nominees or affiliates of HC or any of its affiliates (other than the Company), Parent or Merger Sub or (2) employees or officers of the Company, to serve as the Independent Directors, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Merger Sub necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-

9 (provided that Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Merger Sub, either increase the size of the Company's Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub's designees to be elected to the Company's Board of Directors as provided above.

            (b) Following the election or appointment of Merger Sub's designees pursuant to this Section and prior to the Effective Time, in addition to any approval required by Section 10.04 or 10.05 hereof, the approval of the Independent Directors shall be required to authorize any matter relating to this Agreement or the Merger on behalf of the Company, including without limitation any termination of this Agreement by the Company, any amendment of this Agreement, the selection of a Paying Agent, any extension of time for the performance of any obligation or any other act of Parent or Merger Sub under this Agreement and any waiver of compliance by Parent or Merger Sub with any provision of this Agreement for the benefit of the Company or the holders of the Company Common Stock (including, without limitation, Section 7.05).


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

      SECTION 8.01. CONDITIONS OF ALL PARTIES TO THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company if and as required by Delaware Law and the Company's Certificate of Incorporation and By-laws;

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

            (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

            (d) Acceptance for Payment and Payment. Merger Sub shall have accepted for payment and paid for shares of Company Common Stock tendered pursuant to the Offer, provided that this condition will be deemed satisfied if
(i) Merger Sub fails to accept for payment and pay for Company Common Stock pursuant to the Offer in violation of the terms thereof or

(ii) Parent or any affiliate of Parent acquires any shares of Company Common Stock other than pursuant to the Offer, which shares, when added to the shares acquired by Parent pursuant to any stock options and the Offer would result in Parent owning at least a majority of the outstanding shares of Company Common Stock on a fully diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Consideration).


                                   ARTICLE IX

                                   TERMINATION

      SECTION 9.01. TERMINATION. This Agreement may be terminated and the Offer and Merger abandoned at any time prior to the Offer Closing Date or the Effective Time, as set forth below, notwithstanding approval thereof by the stockholders of the Company:

            (a) prior to the Effective Time, by mutual written consent of Parent and the Company for any reason, or by mutual action of their respective Boards of Directors;

            (b) prior to the Effective Time, by Parent or the Company if there shall be any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

            (c) prior to the Offer Closing Date, by the Company if (i) any of the representations and warranties of Parent or Merger Sub set forth herein shall fail to be true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties), in each case as of a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date), or (ii) either Parent or Merger Sub shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (i) or
(ii), is not curable or, if curable, is not cured by the earlier of (x) 15 calendar days after written notice of such failure is given by the Company to Parent or Merger Sub and (y) the Termination Date;

            (d) prior to the Offer Closing Date, by Parent if (i) the representations and warranties of the Company set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (ii) the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (i) or (ii), is not curable or, if curable, is not cured by the earlier of
(x) 15 calendar days after written notice of such failure is given by Merger Sub to the Company and (y) the Termination Date;

            (e) prior to the Effective Time, by Parent or the Company, if, at the Company Stockholders Meeting (including any adjournment or postponement thereof), if required, the requisite vote of the stockholders of the Company shall not have been obtained (provided that the right to terminate this Agreement under this Section 9.01(e) shall not be available to Parent if it has failed to vote as specified in Section 7.01(f));

            (f) prior to the Effective Time, by the Company, if prior to the adoption of this Agreement at the Company Stockholder Meeting the Board of Directors of the Company shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; but only if (i) the Company is not then in breach of Section 7.11, (ii) the Company's Board of Directors shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified the Parent in writing that it intends to enter into such an agreement, (iii) during the ten (10) business day period after the Company's notice, (A) the Company shall have offered to negotiate with, and, if accepted, negotiate in good faith with, Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five (5) business days following the ten (10) business day period referred to above, and (v) no termination pursuant to this Section 9.01(f) shall be effective unless the Company shall simultaneously make the payment of the termination fee required by
Section 9.05;

            (g) prior to the Offer Closing Date, by the Company, if Merger Sub shall have failed to commence the Offer within five (5) business days following the date of the initial public announcement of the Offer;

            (h) prior to the Offer Closing Date, by the Company, (x) if the Offer shall have expired or have been withdrawn or terminated without any shares of Company Common Stock being purchased thereunder or (y) if no shares of Company Common Stock have been purchased thereunder on or prior to the Termination Date; provided, however, that the Company's right to terminate this Agreement pursuant to Section 9.01(h) (y) shall not be available to the Company if the Company is in material breach of this Agreement and such breach has been the proximate cause of the failure of the Offer to be consummated; or

            (i) prior to the Offer Closing Date, by Parent, (x) if the Offer shall have been withdrawn or terminated without any shares of Company Common Stock being purchased thereunder, whether or not the Offer has commenced, or (y) if no shares of Company Common Stock have been purchased thereunder on or prior to the Termination Date, or (z) if the

Stockholder Agreement shall have been terminated by HC in accordance with its terms as in effect on the date hereof; provided, however, that Parent's right to terminate this Agreement pursuant to this Section 9.01(i) shall not be available to Parent if Merger Sub has withdrawn or terminated the Offer or failed to extend the Offer in breach of this Agreement or if Parent or Merger Sub is in material breach of this Agreement and such breach has been the proximate cause of the failure of the Offer to be consummated.

      SECTION 9.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement, except as provided in
Section 10.01, shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Section 9.03, Section 9.04 and 9.05 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

      SECTION 9.03.   FEES AND EXPENSES PAYABLE BY THE COMPANY.

            (a) Except as set forth in Section 9.04(b), all fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, whether or not the Merger is consummated.

            (b) Upon the termination of this Agreement by Parent pursuant to
Section 9.01(d) or by the Company pursuant to Section 9.01(f), the Company shall reimburse Parent for actual, documented and reasonable out-of-pocket expenses of Parent and Merger Sub incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisors) in an aggregate amount not to exceed $1,000,000.

            (c) The expenses to be reimbursed pursuant to Section 9.03(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent or by check if Parent fails to designate an account, in either case within ten (10) days following written demand from Parent to the Company.

      SECTION 9.04.  FEES AND EXPENSES PAYABLE BY PARENT.

            (a) Except as set forth in Section 9.03(b), all fees and expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and/or Merger Sub, whether or not the Merger is consummated.

            (b) Upon the termination of this Agreement by the Company pursuant to Section 9.01(c), Parent shall reimburse the Company for actual, documented and reasonable out-of-pocket expenses of the Company incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisors) in an aggregate amount not to exceed $1,500,000.

            (c) The expenses to be reimbursed pursuant to Section 9.04(b) shall be paid by wire transfer of immediately available funds to an account designated by the Company or by check if the Company fails to designate an account, in either case within ten (10) days following written demand from the Company to Parent.

      SECTION 9.05. TERMINATION FEE. The Company shall pay Parent $10,000,000 if: (i) this Agreement is terminated by the Company pursuant to Section 9.01(f) or (ii) this Agreement is terminated by Parent pursuant to Section 9.01(d) and on or prior to the 180th day after the date of termination the Company enters into a definitive agreement providing for a Qualified Acquisition and on or prior to the first anniversary of the date of termination, such Qualified Acquisition is consummated. Any payment due under Section 9.05(i) shall be made concurrently with the termination of this Agreement pursuant to Section 9.01(f), and any payment due under Section 9.05(ii) shall be made upon consummation of such Qualified Acquisition, in each case by wire transfer of immediately available funds to an account designated by Parent or, if no wire transfer instructions have been provided to the Company by Parent, by check. A "Qualified Acquisition" shall mean an Acquisition Proposal in which the amount to be received with respect to each share of Company Common Stock equals or exceeds the Merger Consideration.


                                    ARTICLE X

                               GENERAL PROVISIONS

      SECTION 10.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as otherwise provided in this Section 10.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Article III, Sections 7.04, 7.05, 7.08, 9.03, 9.04 and Article X shall survive the Effective Time indefinitely and those set forth in Sections 7.08, 9.02, 9.03, 9.04, 9.05 and Article X shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement.

      SECTION 10.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested) (five business days, if mailed outside the country of the recipient), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

            (a)   If to Parent or Merger Sub:

                        Teva Pharmaceuticals USA, Inc.
                        650 Cathill Road
                        Sellersville, PA 18960
                        Attn: President
                               Tel: (215) 256-8400
                               Fax: (215) 723-6184

                  With a copy to:

                        Willkie Farr & Gallagher
                        787 Seventh Avenue
                        New York, NY 10019
                        Attn: Peter H. Jakes, Esq.
                               Tel: (212) 728-8000
                               Fax: (212) 728-8111


            (b)   If to the Company:

                        Copley Pharmaceutical, Inc.
                        25 John Road
                        Canton, MA 02021
                        Attn: President
                              General Counsel
                               Tel: (781) 821-6111
                               Fax: (781) 575-1856

                  With a copy to:

                        Testa, Hurwitz & Thibeault, LLP
                        125 High Street
                        Boston, MA 02110
                        Attn: Steven C. Browne, Esq.
                               Tel: (617) 248-7000
                               Fax: (617) 248-7100

      SECTION 10.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

            (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

            (b) "business day" means any day other than a day on which banks in Boston, Massachusetts are required or authorized to be closed;

            (c) "person" means an individual, corporation, partnership, association, trust, limited liability company or partnership, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

            (d) "Termination Date" means October 31, 1999; provided, however, that if on October 31, 1999 the only condition to the Offer set forth on Annex A attached hereto that has not been satisfied or waived is the condition in clause
(ii) that any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, then the term "Termination Date" shall mean December 31, 1999.

      SECTION 10.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (subject to the provisions of Section 7.12(b)) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, if necessary, no amendment may be made which by law requires further approval by such stockholders without such further approval; provided, further, however, that, after the Offer Closing Date, no amendment may be made to any of Article III, Sections 7.04, 7.05, 7.08, 9.03, 9.04, 9.05 or
Article X without the approval of all persons who would be adversely affected by the amendment of any provisions of such Articles or Sections. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 10.05. WAIVER. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, the parties agree that any waiver of any provisions of Article III, Sections 7.04, 7.05, 7.08, 9.03, 9.04,
9.05 or Article X shall require the consent of all persons who would be adversely affected by the waiver of any provisions of such Articles or Sections. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      SECTION 10.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 10.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

      SECTION 10.09. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub and the Surviving Corporation of all of their respective obligations hereunder.

      SECTION 10.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.04 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) and Section 7.05 (which is intended to be for the benefit of the Company's employees and may be enforced by such Company employees).

      SECTION 10.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      SECTION 10.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the State of Delaware.

      SECTION 10.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              TEVA PHARMACEUTICALS USA, INC.


                              By:  /s/ William A. Fletcher
                                   ------------------------------------
                                   Name:  William A. Fletcher
                                   Title: President


                              CARIBOU MERGER CORPORATION

                              By:  /s/ William A. Fletcher
                                   ------------------------------------
                                   Name:  William A. Fletcher
                                   Title: President


                              COPLEY PHARMACEUTICAL, INC.


                              By:  /s/ Daniel L. Korpolinski
                                   ------------------------------------
                                   Name:  Daniel L. Korpolinski
                                   Title:  President and Chief Executive Officer

                                     ANNEX A


                             CONDITIONS OF THE OFFER

      Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after expiration or termination of the Offer), to pay for any shares of Company Common Stock tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any shares of Company Common Stock tendered, and (subject to Section 1.01(b) of the Merger Agreement) may amend or terminate the Offer (whether or not any shares of Company Common Stock have theretofore been purchased or paid for) if, (i) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of shares of Company Common Stock which, together with any shares of Company Common Stock beneficially owned by Parent and its affiliates, constitutes at least a majority of the shares of Company Common Stock outstanding on a fully-diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Consideration) or
(ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement and before acceptance for payment of such shares of Company Common Stock any of the following events shall occur and be continuing:

                  (A) any U.S. or foreign governmental entity or foreign,
            federal, state or local court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (other than the application to the Offer and the Merger of applicable waiting periods under the HSR Act) which is in effect and which (1) prevents or prohibits consummation of the Offer or the Merger, (2) prohibits or limits the ownership or operation by the Company, Parent or any of their affiliates or subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes material limitations on the ability of Parent, Merger Sub or any other subsidiary of Parent to hold or to exercise effectively full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote the shares of Company Common Stock, acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (4) requires divestiture by Parent, Merger Sub or any other affiliate of Parent of the shares of Company Common Stock, or (5) requires Parent, the Company or any of their respective affiliates to enter into a divestiture, hold-separate, business limitation or similar agreement or undertaking, except in the case of clauses (2), (3), (4) and (5) for any prohibition, limitation or requirement which would not, individually or in the aggregate, in the reasonable judgment of the board of directors of Parent, materially and adversely impact the economic or business benefits to Parent and its affiliates of the transactions contemplated by this Agreement or the ability of Parent or the Surviving Corporation to conduct its business (including, without limitation, its product development efforts) substantially in the manner such business is being conducted as of the date of the Merger Agreement; or

                  (B) the representations and warranties of the Company
            contained in Article IV of this Agreement (without giving effect to any materiality limitations contained therein) shall fail to be true and correct (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; or

                  (C) the Company shall not have performed or complied in all material respects with its obligations, agreements or covenants under the Merger Agreement to be performed or complied with by it; or

                  (D) the Merger Agreement shall have been terminated in
            accordance with its terms; or

                  (E) there shall have occurred a material adverse change in the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, excluding any change resulting from or attributable to general economic conditions; or

                  (F) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index) for a continuous period of five (5) days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any U.S. or foreign governmental entity on the extension of credit by banks or other lending institutions in the United States, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States and Parent shall have determined that there is a reasonable likelihood that such event would have a material adverse significance to Parent, its subsidiaries, the Company and its subsidiaries all taken as a whole, or (v) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

                  (G) the Company's Board of Directors (i) shall have withdrawn or modified in a manner adverse to Parent or Merger Sub (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, including the Offer or the Merger, (ii) shall have recommended an Acquisition Proposal or (iii) shall have adopted any resolution to effect any of the foregoing;

which, in the reasonable judgment of Merger Sub in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Sub other than any action or inaction by Parent or Merger Sub constituting a breach of the Merger Agreement) giving rise to any condition, makes it inadvisable to proceed with such acceptance for payment or payments.

      The foregoing conditions are for the sole benefit of Merger Sub and its affiliates and may be asserted by Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub other than any action or inaction by Parent or Merger Sub constituting a breach of the Merger Agreement) giving rise to any such conditions, and may be waived by Merger Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement and Plan of Merger (the "Merger Agreement") among Parent, Merger Sub and the Company to which this Annex A is attached.

                                       3